UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2014

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Penobscot Drive, Redwood City, California  94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (650) 556-9300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 25, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Genomic Health, Inc. (the “Company”) approved awards of performance-based vesting restricted stock units (“PVRSUs”) for the Company’s executive officers under the Company’s 2005 Stock Incentive Plan (the “Plan”).

The following table sets forth the number of PVRSUs awarded to the Company’s President and Chief Executive Officer and continuing named executive officers under the Plan:

Name and Title	Number of PVRSUs
Kimberly J. Popovits President and Chief Executive Officer	7,290
G. Bradley Cole Chief Operating Officer	5,520
Steven Shak, M.D. Executive Vice President of R&D	5,250
Dean L. Schorno Chief Financial Officer	4,030

In order to be eligible to earn any PVRSUs, the Company must achieve in 2014 (i) no more than a specified level of net loss and (ii) the Company’s corporate bonus objectives at least equal to the 80% level. Assuming this threshold is met, the executive officers can earn between 0% and 100% of the target number of PVRSUs awarded based on the level of achievement against pre-established performance goals measured over a one-year performance period ending December 31, 2014.

Performance goals include a revenue milestone, weighted from 0% to 100%, an operational milestone, weighted from 0% to 100%, and a reimbursement-related milestone, weighted from 0% to 33-1/3%. Despite the weighting of the individual goals, awards earned may not exceed 100% in the aggregate.

The Committee will determine the extent to which PVRSUs have been earned on the basis of the Company’s actual performance in relation to the performance goals.

The earned portion of the PVRSUs, if any, will vest as to one-half on February 15, 2015. The remaining half of the earned PVRSUs will vest on February 15, 2016, subject to the individual’s continued service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2014

GENOMIC HEALTH, INC.

By	/s/ G. Bradley Cole
Name:	G. Bradley Cole
Title:	Chief Operating Officer